EXHIBIT 99.1

FIRST                                             22 West State Street
KEYSTONE                                          Media, PA 19063
FINANCIAL, INC.                                   610-565-6210

                        FOR IMMEDIATE RELEASE
                        ---------------------


CONTACT:  THOMAS M. KELLY, PRESIDENT
          (610) 565-6210


                 FIRST KEYSTONE FINANCIAL ANNOUNCES
                        THIRD QUARTER RESULTS

     Media, PA August 1, 2003 - Donald S. Guthrie, Chairman and Chief Executive Officer of First Keystone Financial, Inc. (Nasdaq:
FKFS) reported today earnings for the third quarter ended June 30, 2003 of $665,000, or $0.33 per diluted share, a 10.5% decrease, compared to $743,000, or $0.36 per diluted share, for the same period last year. For the nine months ended June 30, 2003, the Company reported net income of $2.1 million, or $1.05 per diluted share as compared to $2.1 million, or $1.02 per diluted share for the comparable period in 2002.

     For the three and nine months ended June 30, 2003, net interest income decreased $613,000, or 16.8%, and $83,000, or 0.8%, respectively. Interest income decreased $933,000, or 12.4%, for the quarter ended June 30, 2003 primarily due to a 118 basis point decrease in the average yield earned on interest-earning assets partially offset by a $35.6 million increase in the average balance of such assets. Interest expense also decreased $320,000, or 8.2%, for the quarter ended June 30, 2003 as compared to the third quarter of fiscal 2002 primarily due to a 51 basis point decrease in rates paid on interest-bearing liabilities partially offset by a $34.3 million increase in the average balance of such liabilities.

     The Company's interest rate spread decreased to 2.26% for the three months ended June 30, 2003 from 2.93% for the same period last year and the net interest margin decreased to 2.44% for the third quarter of fiscal 2003 from 3.15% for the same quarter in the prior year. The interest rate compression being experienced by the Company is a result of the accelerated rate of repayments and prepayments of loans and mortgage-related securities due to the current low interest rate environment requiring the Company to reinvest the resulting proceeds at current lower rates without a proportional decrease in the rates paid on deposits and borrowings. Management anticipates that the Company's net interest margin will continue to contract in the coming months due to the continued loan repayments and the weakness in the economy.

     On a linked quarter basis, net interest income decreased $362,000 in the third quarter of fiscal 2003 compared to the second quarter of fiscal 2003. In addition, the net interest margin decreased 37 basis points from 2.81% for the three months ended March 31, 2003. During the third quarter of fiscal 2003 as compared to the second, the Company experienced a 46 basis point decrease in the yield earned on average interest-earning assets which was partially offset by a 10 basis point decline in the rates paid on interest-bearing liabilities. The compression in the net interest margin was primarily the result of reinvesting at current low interest rates the high cash flows resulting from the increased level of prepayments of loans, mortgage-related securities and the calls on investment securities resulting from the low interest rate environment.


     "Despite the short-term challenges in preserving the Bank's interest rate spread in this low interest rate environment, management remains focused on implementing its business plan which includes the opening of new branches in strategic geographic locations," stated Guthrie. "We are pleased to report that the Bank has received township approvals to build two new free-standing branches. One is located in the heart of the Bank's marketplace in Aston Township, Delaware County and the other is the expansion from a storefront location in an existing shopping center in southern Chester County. Both are scheduled to open in fiscal 2004," Guthrie said.

     For the quarter ended June 30, 2003, non-interest income increased $542,000, or 118.9%, from the same period last year. Non-interest income increased $789,000, or 57.8%, for the nine months ended June 30, 2003 by comparison to the same period last year. The increase was primarily the result of an increase in the gain on sales of investment securities and to a lesser degree, loans. Due to the current mortgage refinance market, the Company continues to sell newly originated 30 year fixed-rate single-family residential loans in the secondary market. The increase was also due to the increase in cash surrender value of certain insurance policies held by the Bank to fund retirement benefit plans due to the overall improvement in the U.S. equity market.

     Non-interest expense for the quarter ended June 30, 2003 decreased $33,000, or 1.1%, from the same period last year primarily due to decreases of $55,000, or 25.3%, in professional fees, $49,000, or 39.8%, in advertising, $24,000, or 77.4%, in real estate operations and $69,000, or 11.7%, in other non-interest expenses offset by a $186,000, or 14.9%, increase in salaries and employee benefits due to certain retirement benefits.

     The Company's total assets increased by $35.6 million, or 6.9%, at June 30, 2003 from fiscal year-end 2002. The asset growth was primarily attributable to a $44.9 million, or 52.4%, increase in mortgage-related securities available for sale to $130.6 million at June 30, 2003 partially offset by an $8.4 million, or 10.5%, decrease in investment securities available for sale. Such growth was funded through deposit growth and, to a lesser extent, the use of Federal Home Loan Bank advances. Total deposits increased $22.9 million, or 6.9%, to $353.7 million at June 30, 2003 from $330.8 million at September 30, 2002. Borrowings increased by $13.0 million, or 10.3%, from September 30, 2002 to fund the remaining balance sheet growth.

     Total non-performing assets were $4.0 million at June 30, 2003 as compared to $3.6 million at March 31, 2003 and $5.4 million at September 30, 2002. The increase during the quarter was due to an increase in non-performing residential and commercial loans. The Company's ratio of non-performing assets to total assets was 0.73% at June 30, 2003, 0.67% at March 31, 2003 and 1.04% at September 30, 2002.

     Statements in this release which are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

     First Keystone Federal Savings Bank, the Company's wholly owned subsidiary, serves its customers from seven full-service offices in Delaware and Chester Counties.



                           FIRST KEYSTONE FINANCIAL, INC.
                              SELECTED OPERATIONS DATA
                        (In thousands except per share data)
                                     (Unaudited)

                                                  Three Months Ended       Nine Months Ended
                                                        June 30,                 June 30,
                                                ----------------------------------------------
                                                      2003    2002           2003       2002
                                                ----------------------------------------------
Net interest income                                 $3,038     $3,651      $9,948    $10,031
Provision for loan losses                              195        135         585        405
Non-interest income                                    998        456       2,153      1,364
Non-interest expense                                 3,023      3,056       8,857      8,478
                                                ----------------------------------------------
Income before taxes                                    818        916       2,659      2,512
Income tax expense                                     153        173         520        431
                                                ----------------------------------------------
Net income                                            $665       $743      $2,139     $2,081
                                                ==============================================
Basic earnings per share                             $0.35      $0.39       $1.12      $1.08
Diluted earnings per share                            0.33       0.36        1.05       1.02
Dividends per share                                   0.10       0.09        0.30       0.27
Number of shares outstanding at end of period    1,992,782  2,013,631   1,992,782  2,013,631
Weighted average basic shares outstanding        1,899,265  1,924,740   1,906,099  1,920,563
Weighted average diluted shares outstanding      2,046,598  2,061,988   2,033,216  2,036,515

______________________________________________________________________________

                  SELECTED FINANCIAL CONDITION DATA
                (In thousands except per share data)
                            (Unaudited)



                                        June 30,   September 30,
                                           2003       2002
                                        ---------  -------------
Total assets                             $554,147   $518,346
Loans receivable, net                     290,156    288,776
Investment securities and mortgage-
 related securities available for sale    202,776    166,298
Cash and cash equivalents                  22,087     24,623
Deposits                                  353,695    330,765
Borrowings                                139,262    126,237
Loan loss allowance                         2,869      2,358
Company-obligated mandatorily redeemable
 preferred securities                      20,852     20,880
Total stockholders' equity                 33,474     32,795
Book value per share                       $16.80     $16.33

______________________________________________________________________________

                          OTHER SELECTED DATA
                              (Unaudited)



                                         At or for the       At or for the
                                      Three Months Ended   Nine Months Ended
                                            June 30,           June 30,
                                      --------------------------------------
                                          2003     2002     2003     2002
                                      --------------------------------------
Return on average assets (1)             0.49%    0.59%    0.54%    0.55%
Return on average equity (1)             8.05%    9.82%    8.68%    9.02%
Interest rate spread (1) (2)             2.26%    2.93%    2.56%    2.69%
Net interest margin (1) (2)              2.44%    3.15%    2.74%    2.92%
Interest-earning assets/interest-
 bearing liabilities                   106.49%  106.71%  106.38%  106.39%
Operating expenses to average
 assets (1)                              2.23%    2.39%    2.23%    2.25%
Ratio of non-performing assets to
 total assets at end of period           0.73%    0.80%    0.73%    0.80%
Ratio of loan loss allowance to
 non-performing assets at end
 of period                              71.28%   53.62%   71.28%   53.62%


(1)    Annualized.
(2)    Adjusted for the effects of tax-free investments.